                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number:        3235-0287 /
                                                / Expires:  September 30, 1998 /
                                                / Estimated average burden     /
                                                / hours per response...... 0.5 /
                                                /------------------------------/

+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549

[_] 2Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

                                 Zenzie, Henry
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                                28 Audobon Lane
--------------------------------------------------------------------------------
                                   (Street)

                          Princeton, New Jersey 08540
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol    Insomet Corporation
                                             -----------------------------------

3.  IRS or Social Security Number of Reporting Person
    (Voluntary)   ###-##-####
                --------------

4.  Statement for Month/Year   11/99
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)   07/70
                                               ---------------------------------


6.  Relationship of Reporting Person to Issuer (Check all applicable)


    [X] Director    [X] Officer             [X] 10% Owner    [ ] Other
                        (give title below)                       (specify below)
                                   President
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (check applicable line)

      X  Form Filed by One Reporting Person
    ----
         Form Filed by More Than One Reporting Person
    ----

TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Common Stock             11/10/99  P               1,400         A        $2.25                               I        By Spouse
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             11/12/99  P               3,700         A       $2.375                               I        By Spouse
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             11/15/99  P               2,000         A      $2.34375                              I        By Spouse
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                        548,590
====================================================================================================================================
Reminder: Report on a separate line for each class of securities beneficially                                          (Page 1 of 2)
owned directly or indirectly.                                                                                         SEC 1474(7-96)
                                                     (Print or Type Responses)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Secur-   9. Number       10. (Instr. 4) 11. Na-
                                 cisable and       Underlying Securities        ity         of Deriv-                       ture
                                 Expiration        (Instr. 3 and 4)             (Instr.     ative                           of In-
                                 Date                                           5)          Secur-                          direct
                                 (Month/Day/                                                ities                           Bene-
                                 Year)                                                      Bene-                           ficial
                                                                                            ficially                        Owner-
                               --------------------------------------------                 Owned                           ship
                               Date     Expira-              Amount or                      at End                          (Instr.
                               Exer-    tion         Title   Number of                      of                              4)
                               cisable  Date                 Shares                         Month
                                                                                            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

* All acquisitions of Insomet Corporation Common Stock in November were made by Beatrice U. Zenzie, wife of the Reporting Person.

                                    [NAME]

                                    By: /s/ Henry Zenzie                12/8/99
                                       -------------------------------  --------
                                       **Signature of Reporting Person    Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

SEC 1474(7-96)                                                    (Page 2 of 2)